UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2005

ChoicePoint Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13069	58-2309650

(State of Incorporation)	Commission File Number	(IRS employer identification no.)

1000 Alderman Drive
Alpharetta, Georgia	30005

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (770) 752-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1 EMPLOYMENT AGREEMENT

Item 1.01 Entry into a Material Definitive Agreement.

     On March 31, 2005, ChoicePoint Inc. (the “Company”) entered into an employment agreement with Carol A. DiBattiste pursuant to which Ms. DiBattiste will serve as the Company’s Chief Credentialing, Compliance and Privacy Officer effective April 25, 2005. ChoicePoint has created the position of Chief Credentialing, Compliance and Privacy Officer to lead an independent office in Washington, D.C. to oversee improvements in customer credentialing processes, the expansion of a site visit-based verification program, and evaluation and implementation of procedures to expedite the reporting of incidents of policy breaches. As Chief Credentialing, Compliance and Privacy Officer, Ms. DiBattiste will report to the Company’s Privacy Committee of the Board of Directors and also will be responsible for overseeing policies regarding the Company’s compliance with local, state and federal privacy laws, regulations and Company policies.

     The employment agreement includes a weekly minimum base salary of $9,615.38; an annual performance bonus based upon the operations and performance results of ChoicePoint (which may not be less than $350,000 for 2005 and $300,000 for 2006); participation in ChoicePoint’s employee and executive benefit plans; participation in ChoicePoint’s relocation program according to its guidelines; and certain perquisites. Ms. DiBattiste will also receive a one-time signing bonus of $100,000. In the event that Ms. DiBattiste voluntarily terminates her employment prior to April 25, 2006, she will repay to ChoicePoint a prorated portion of the signing bonus. Subject to approval by the Company’s Compensation Committee of the Board of Directors, Ms. DiBattiste will receive a grant of 12,000 stock options and 3,000 shares of restricted stock in ChoicePoint, effective upon the date of grant subject to the terms of ChoicePoint’s 2003 Omnibus Incentive Plan. Such grants will vest no later than Ms. DiBattiste’s termination of employment, provided the termination is not a termination with cause or a voluntary termination on the part of Ms. DiBattiste. The employment agreement provides for a term through April 24, 2008. The employment agreement may be terminated by either ChoicePoint or by Ms. DiBattiste prior to the expiration of the term. The employment agreement provides that in the event of a termination other than a termination with cause or Ms. DiBattiste’s voluntary termination, Ms. DiBattiste would be entitled to severance pay equal to her base salary and bonus calculated at 120% of her then current base salary through the period ending April 24, 2008. If during the term, there is a “change in control” (as defined in the employment agreement) and (i) the successor fails to agree to assume and perform the employment agreement or (ii) there is a material reduction or other adverse change in Ms. DiBattiste’s duties or any reduction in one or more components of Ms. DiBattiste’s compensation and benefits, such event will be deemed a termination other than a termination with cause and Ms. DiBattiste will be entitled to the severance pay described above. If at the end of the term, the employment agreement is not renewed or extended and Ms. DiBattiste’s employment subsequently terminates within three years thereafter (other than by a voluntary termination or a termination with cause), Ms. DiBattiste will be entitled to receive a severance payment equal to (i) 52 weeks of her then current base salary and (ii) a bonus equal to 120% of the amount described in (i).

     A former Undersecretary of the Air Force, Ms. DiBattiste also served as Director of the Executive Office for U.S. Attorneys, Deputy U.S. Attorney for the Southern District of Florida, an Assistant U.S. Attorney, and was one of the Air Force’s top prosecutors.

     The foregoing summary of the employment agreement is a general description only and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.1 Employment Agreement effective April 25, 2005 by and between ChoicePoint Inc. and Carol A. DiBattiste.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2005

CHOICEPOINT INC. (Registrant)

By:	/s/ Steven W. Surbaugh

Steven W. Surbaugh
Chief Financial Officer